Exhibit 10.5

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and among

REYNOLDS GROUP HOLDINGS LIMITED,

REYNOLDS GROUP HOLDINGS INC.

and

GRAHAM PACKAGING COMPANY INC.

Dated as of September 16, 2020

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of September 16, 2020 by and among Reynolds Group Holdings Limited, a New Zealand limited company (“RGHL”), Reynolds Group Holdings Inc., a Delaware corporation (“RGHI”) and Graham Packaging Company Inc., a Delaware corporation (“GPC”).

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the GPC Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the RGHL Group;

WHEREAS, RGHL, RGHI and GPC have entered into a Transaction Implementation Agreement, dated as of September 15, 2020, as amended, modified or supplemented from time to time (the “Transaction Implementation Agreement”), pursuant to which the parties will effect certain transactions, including the Pre-Distribution Transactions, the First Distribution, and the Second Distribution;

WHEREAS, RGHL and GPC entered into a tax sharing agreement on August 4, 2020 (the “Tax Sharing Agreement”) setting forth their agreement with respect to certain tax matters for period (or portions thereof) beginning on or after January 1, 2020 (the “TSA Effective Date”);

WHEREAS, RGHL, RGHI and GPC desire to set forth their agreement on the rights and obligations of RGHL, RGHI, GPC and the members of the RGHL Group, the RGHI Group and the GPC Group respectively, with respect to certain tax matters and replace the Tax Sharing Agreement with this Agreement for all purposes; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1. Definitions.

(a) For the purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise, provided, however that, from and after the Second Distribution, no member of the RGHL Group shall be deemed to be an Affiliate of any member of the GPC Group, and no member of the GPC Group shall be deemed to be an Affiliate of any member of the RGHL Group or the RGHI Group.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the RGHL Group and at least one member of the GPC Group.

“Combined Tax Return” means a Tax Return filed (or to be filed) for a Combined Group.

“Combined Tax Return (RGHI)” means any Combined Tax Return that does not include any member of the RGHL Group that is not also a member of the RGHI Group.

“Combined Tax Return (RGHL)” means any Combined Tax Return that is not a Combined Tax Return (RGHI).

“Company” means RGHL, RGHI or GPC (or the appropriate member of each of their respective Groups), as appropriate.

“Continuing Arrangements” means the agreements listed on Schedule A.

“Distribution Date” means the date on which the First Distribution and Second Distribution are consummated.

“Distribution Taxes” means any Taxes incurred as a result of the failure of the Intended Tax-Free Treatment of the First Distribution or the Second Distribution.

“Distributions” means the First Distribution and the Second Distribution.

“Due Date” has the meaning set forth in Section 9(a).

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which has become final, (ii) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, or (iii) the payment of any Tax by any member of the RGHL Group or any member of the GPC Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, that the provisions of Section 12 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“First Distribution” means the distribution by RGHI of all of the common stock of GPC to its shareholder.

“First Distribution Effective Time” means the time when the First Distribution occurs.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“GPC” has the meaning set forth in the preamble.

“GPC Business” means the Graham Packaging business operated by the GPC Group, as described in the RGHL Annual Report for the fiscal year ended December 31, 2019.

“GPC Carried Item” means any Tax Attribute of the GPC Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Law.

“GPC Common Stock” means the common stock, par value $0.01 per share, of GPC.

“GPC Disqualifying Action” means:

(a) any action (or the failure to take any action) by any member of the GPC Group after the First Distribution Effective Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions),

(b) any event (or series of events) after the First Distribution Effective Time involving the capital stock of GPC or any assets of any member of the GPC Group, and

(c) any breach by any member of the GPC Group after the First Distribution Effective Time of any representation, warranty or covenant made by GPC in this Agreement, in each case, that would affect the Intended Tax-Free Treatment; provided, however, that the term “GPC Disqualifying Action” shall not include any action required to be taken pursuant to any Transaction Document or that is undertaken pursuant to the Pre-Distribution Transactions, the First Distribution or the Second Distribution.

“GPC Separate Tax Return” means any Tax Return (other than a Combined Tax Return) that is required to be filed by, or with respect to, any member of the GPC Group.

“Group” (i) with respect to RGHI, RGHI and its subsidiaries (other than GPC and its subsidiaries), (ii) with respect to RGHL, RGHL and its subsidiaries (other than GPC and its subsidiaries) and (iii) with respect to GPC, GPC and its subsidiaries.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 8.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 8.

“Intended Tax-Free Treatment” means the qualification of (i) the First Distribution (a) as a distribution described in Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 355(c) of the Code and (c) as a transaction in which RGHI, GPC and RGHL recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355 of the Code, other than, in the case of RGHI and GPC, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the Second Distribution (a) as a distribution described in Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 355(c) of the Code and (c) as a transaction in which RGHL, GPC and PFL recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355 of the Code.

“IRS” means the United States Internal Revenue Service.

“Past Practices” has the meaning set forth in Section 4(c)(i).

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“PFL” means Packaging Finance Limited, a New Zealand limited company.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Post-TSA Period” means any Taxable period (or portion thereof) beginning after the TSA Effective Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-TSA Period” means any Taxable period (or portion thereof) ending on or before the TSA Effective Date.

“Pre-Distribution Transactions” means the transactions undertaken prior to the First Distribution but in connection with the Distributions and described in the Project Puma GPC Spin-off and IPO step plan, dated September 17, 2020.

“RGHI” has the meaning set forth in the preamble.

“RGHI Separate Tax Return” means any Tax Return (other than a Combined Tax Return) that is required to be filed by, or with respect to, solely members of the RGHI Group.

“RGHL” has the meaning set forth in the preamble.

“RGHL Separate Tax Return” means any Tax Return (other than a Combined Tax Return or an RGHI Separate Tax Return) that is required to be filed by, or with respect to, a member of the RGHL Group.

“Second Distribution” means the distribution by RGHL of all of the common stock of GPC to its shareholder.

“Separate Tax Return” means any (i) RGHI Separate Tax Return, (ii) RGHL Separate Tax Return or (iii) GPC Separate Tax Return.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the RGHL Group or the GPC Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Arbiter” has the meaning set forth in Section 15.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Benefit Recipient” has the meaning set forth in Section 6(e).

“Tax Counsel” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” means an opinion of Tax Counsel as to certain aspects of the Intended Tax Treatment.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Representation Letters” means the representations provided by each of (i) RGHL (on behalf of itself and the RGHL Group), (ii) GPC (on behalf of itself and the GPC Group) and (iii) Mr. Graeme Hart (on behalf of himself, PFL and any Affiliate of Mr. Graeme Hart or PFL) to Tax Counsel in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Implementation Agreement” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Transaction Implementation Agreement (and documents referred to therein) and the Continuing Arrangements.

(b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the RGHL Group, on the one hand, and any member of the GPC Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto (including, for the avoidance of doubt, the Tax Sharing Agreement). Following the Distribution Date, no member of the GPC Group or the RGHL Group shall have any further rights or liabilities thereunder, this Agreement shall be the sole Tax sharing agreement between the members of the GPC Group on the one hand, and the members of the RGHL Group, on the other hand; provided, however, that this Section 2 shall not apply to agreements entered into in the ordinary course of business the primary subject matter of which is not related to Taxes.

Section 3. Allocation of Taxes.

(a) General Allocation Principles. This Section 3 shall govern the allocation of taxes for purposes of Sections 4, 7 and 9 of this Agreement. Except as provided in Section 3(b) all Taxes shall be allocated as follows:

(i) Allocation of Taxes Reflected on Combined Tax Returns.

(A) RGHI shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return (RGHI) and RGHL shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return (RGHL), in each case, other than those Taxes allocated to GPC pursuant to Section 3(a)(i)(B).

(B) GPC shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that are attributable to the GPC Group or the GPC Business for any Post-TSA Period, as reasonably determined by RGHL on a pro forma GPC Group consolidated return prepared (A) including only Tax Items of members of the GPC Group that were included in the relevant Combined Tax Return, (B) except as provided in (D) hereof, using all elections, accounting methods and conventions used on the relevant Combined Tax Return for such period, (C) applying the highest statutory marginal corporate income Tax rate in effect for such period and (D) assuming that the GPC Group elects not to carry back any net operating losses.

(ii) Allocation of Taxes Reflected on Separate Tax Returns.

(A) RGHI Separate Tax Returns. RGHI shall be allocated all Taxes reported, or required to be reported, on an RGHI Separate Tax Return.

(B) RGHL Separate Tax Returns. RGHL shall be allocated all Taxes reported, or required to be reported, on an RGHL Separate Tax Return.

(C) GPC Separate Tax Returns. RGHI shall be allocated all Taxes reported, or required to be reported, on a GPC Separate Tax Return for a Pre-TSA Period. GPC shall be allocated all Taxes reported, or required to be reported, on a GPC Separate Tax Return for a Post-TSA Period.

(iii) Taxes Not Reported on Tax Returns.

(A) RGHI Taxes. RGHI shall be allocated any Tax attributable to any member of the RGHI Group that is not required to be reported on a Tax Return.

(B) RGHL Taxes. RGHL shall be allocated any Tax attributable to any member of the RGHL Group (other than a member of the RGHI Group) that is not required to be reported on a Tax Return.

(C) GPC Taxes. GPC shall be allocated all Taxes for a Post-TSA Period attributable to any member of the GPC Group that is not required to be reported on a Tax Return. RGHI shall be allocated all Taxes for a Pre-TSA Period attributable to any member of the GPC Group that is not required to be reported on a Tax Return.

(b) Distribution Taxes. Notwithstanding any other provision in this Section 3, any Taxes for which GPC is required to indemnify a member of the RGHL Group under Section 8(a)(ii) or (iii) shall be allocated to GPC.

Section 4. Preparation and Filing of Tax Returns.

(a) Responsibility for Preparing Returns.

(i) RGHL Prepared Returns. The RGHL Group shall prepare, or cause to be prepared, all (i) Combined Tax Returns, (ii) RGHL Separate Tax Returns, (iii) RGHI Separate Tax Returns and (iv) GPC Separate Tax Returns for Pre-TSA Periods.

(ii) GPC Prepared Returns. GPC shall prepare, or cause to be prepared, all GPC Separate Tax Returns to be filed after the date hereof for Post-TSA Periods.

(b) Cooperation.

(i) Determination of Responsible Party. RGHL, in consultation with GPC, shall determine (A) whether a Combined Tax Return is required to be filed under Applicable Law and (B) the Person required to file any Combined Tax Return or Separate Tax Return under Applicable Law. To the extent permitted by law, such determination shall be consistent with past practice.

(ii) Provision of Information. GPC shall maintain (or cause to be maintained) all information relating to the GPC Group necessary for RGHL to prepare (or cause to be prepared) any Tax Return that RGHL is responsible for preparing under Section 4(a)(i) and shall provide to RGHL all such information. RGHL shall maintain (or cause to be maintained) all information relating to the RGHL Group that is necessary for GPC to prepare any Tax Return that GPC is responsible for preparing under Section 4(a)(ii) and shall provide to GPC all such information.

(iii) Right to Review Certain Combined Tax Returns. If a member of the GPC Group is required under Applicable Law to file any Combined Tax Return, RGHL shall submit a draft of such Tax Return to GPC reasonably in advance of the applicable filing deadline. GPC shall have the right to review such Tax Return, and to submit to RGHL any reasonable changes to the portions of such Tax Return that relate to the GPC Group or the GPC Business promptly, and in no event later than five (5) days prior to the due date for the filing of such Tax Return. RGHL shall modify such portion of such Tax Return to include any reasonable comments, provided that RGHL shall consider GPC’s comments in good faith but shall not be required to accept any comments with respect to Combined Tax Returns that relate to a Pre-Distribution Period.

(c) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(c)(i), any Combined Tax Return related to a Pre-Distribution Period shall be prepared (A) in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) with respect to such Tax Return, and (B) to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by RGHL.

(ii) Consistency with Intended Tax-Free Treatment. All Tax Returns that include any member of the RGHL Group or any member of the GPC Group shall be prepared in a manner that is consistent with the Intended Tax-Free Treatment.

(iii) GPC Separate Tax Returns. With respect to any GPC Separate Tax Return for which GPC is responsible pursuant to this Agreement, GPC and the other members of the GPC Group shall include such Tax Items in such GPC Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which RGHL is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv) Election to File Combined Tax Returns. RGHL shall have the sole discretion to cause any Combined Tax Return to be filed if the filing of such Tax Return is elective under Applicable Law. Each member of the relevant Combined Group shall execute and file all applicable consents, elections and other documents as may be required, appropriate or otherwise requested by RGHL in connection with the filing of such Combined Tax Returns.

(d) Payment of Taxes. Each of RGHL, RGHI and GPC shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return which a member of its respective Group is required to file under Applicable Law. If any member of the RGHL Group or the RGHI Group is required to make a payment to a Taxing Authority for Taxes allocated to GPC under Section 3, GPC shall pay the amount of such Taxes to such member of the relevant Group in accordance with Section 8 and Section 9. If any member of the GPC Group is required to make a payment to a Taxing Authority for Taxes allocated to RGHL or RGHI under Section 3, RGHL or RGHI (as the case may be) shall pay the amount of such Taxes to GPC in accordance with Section 8 and Section 9.

Section 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the RGHL Group and the members of the GPC Group in accordance with RGHI’s (and, where applicable, RGHL’s) historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by RGHL in its sole discretion.

(b) RGHL shall in good faith advise GPC as soon as reasonably practicable after the close of the relevant Taxable period in which the First Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which RGHL determines shall be allocated or apportioned to the members of the GPC Group under Applicable Law. All members of the GPC Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to earnings and profits, any Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by RGHL, RGHL shall promptly notify GPC in writing of such adjustment. For the avoidance of doubt, RGHL shall not be liable to any member of the GPC Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law, provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the RGHL Group or the GPC Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by RGHL in good faith.

Section 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the GPC Group may be made (i) by GPC if for a Post-TSA Period and (ii) by RGHL if for a Pre-TSA Period.

(b) RGHL Discretion. RGHL shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any GPC Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any GPC Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any GPC Carried Item. Subject to Section 6(c), GPC shall submit a written request to RGHL in order to seek RGHL’s consent with respect to any of the actions described in this Section 6(b).

(c) GPC Carrybacks to Combined Tax Returns.

(i) Each member of the GPC Group shall elect, to the extent permitted by Applicable Law, to forgo the right to carry back any GPC Carried Item from a Post-Distribution Period to any Combined Tax Return in respect of a Pre-Distribution Period, except to the extent that (i) a member of the GPC Group determines that it is required by Applicable Law to carry back a GPC Carried Item to a Tax Return in respect of a Pre-

Distribution Period, in which case it shall notify RGHL in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected or (ii) RGHL consents to such carryback. If RGHL disagrees with any determination made by a member of the GPC Group in respect of clause (i) of the preceding sentence, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 15. RGHL shall consider in good faith any request by GPC to carry back a GPC Carried Item; provided, that RGHL shall have no obligation to consent to any carryback that would reasonably be expected to result in a Tax refund to the GPC Group that does not exceed $500,000.

(ii) If a member of the GPC Group incurs a loss in respect of any Combined Tax Return in a Post-TSA Period, then GPC shall record a current income tax benefit and receive a refund from RGHI in an amount equal to the amount the GPC Group would have been entitled to receive had it filed a separate United States federal income tax return. The refund shall be made to GPC within thirty business days following the date its United States federal income tax return (including estimated taxes) would have been due but only to the extent that (A) the Combined Group is entitled to receive a refund in respect of such loss or (B) the GPC Group previously paid RGHI for use of a loss in respect of GPC Group income pursuant to the TSA or this Agreement. If the GPC Group would not be entitled to a current refund, GPC shall still be compensated for its tax loss if the RGHL Group utilizes the loss to reduce the Combined Group’s current tax liability on any Combined Tax Return (including estimated tax payments). Any such refund shall be made by RGHI to GPC within thirty (30) business days following the date GPC’s United States federal income tax return (including estimated taxes) would have been due, regardless of whether the Combined Group receives a refund.

(iii) If any credits generated by a member of the GPC Group reduce the Combined Group’s current tax liability on any Combined Tax Return, such credits shall reduce the GPC Group’s respective obligations for the contribution of Taxes due under Section 4(d). If the credits cannot be utilized by the GPC Group, GPC shall be compensated by RGHI for such credits if the RGHL Group utilizes the credits to reduce the Combined Group’s current tax liability. Such payment shall be made within thirty (30) business days following the date GPC’s United States federal income tax return (including estimated taxes) would have been due.

(iv) If the RGHL Group’s use of a loss or credit that is compensated for under this Section is subsequently adjusted pursuant to an audit or other proceeding with a Taxing Authority, (A) if the result of such adjustment is a disallowance of, or reduction in the amount of, such previously claimed credit or loss, GPC shall return to RGHI a corresponding portion of the payment made for the use of such loss or credit and (B) if the result of such adjustment is an increased benefit to the RGHL Group, RGHI shall pay an additional amount to GPC in respect of the additional benefit received pursuant to an adjustment.

(d) RGHL Group Losses and Credits.

(i) If a loss attributable to the RGHL Group reduces the Combined Group’s current tax liability on any Combined Tax Return (including estimated tax payments) by reducing the income attributable to the GPC Group in a Post-TSA Period, the GPC Group shall compensate RGHI in an amount equal to the amount of such reduction in tax liability. Any such payment shall be made by GPC to RGHI within thirty (30) business days following the date RGHI’s United States federal income tax return (including estimated taxes) would have been due, regardless of whether the Combined Group receives a refund. Any loss compensated pursuant to this Section shall not otherwise be taken into account under this Agreement.

(ii) If any credits generated by a member of the RGHL Group reduce the Combined Group’s current tax liability on any Combined Tax Return (including estimated tax payments) by reducing the income attributable to the GPC Group in a Post-TSA Period, GPC shall compensate RGHI in an amount equal to the amount of such reduction in tax liability.

(iii) If income attributable to the GPC Group or the relevant loss or credit of the RGHL Group is subsequently adjusted pursuant to an audit or other proceeding with a Taxing Authority, the Parties shall make appropriate payments as necessary to reflect the amount that would have been owed, if any, by GPC to the RGHL Group if the adjusted amount of income or loss or credit had been utilized in the calculations required under this Section 6.

(e) Tax Benefits.

(i) With respect to Tax Benefits not taken into account pursuant to Section 6(c) or (d):

(A) the RGHL Group shall be entitled to Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the RGHL Group or any member of the GPC Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) described in Section 6(e)(i)(B); and

(B) GPC shall be entitled to Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the RGHL Group or any member of the GPC Group with respect to any Tax allocated to a member of the GPC Group under this Agreement.

(ii) To the extent a Tax Benefit has not already been taken into account under this Agreement and compensated for under Section 6(c) or (d), a Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

Section 7. Certain Representations and Covenants.

(a) Representations.

(i) GPC represents to RGHI and RGHL that as of the Distribution Date, there is no plan or intention for GPC or any member of the GPC Group:

(A) to liquidate, merge or otherwise terminate GPC or to merge or consolidate any member of the GPC Group with any other Person subsequent to the Distributions, except for any transaction that is solely among members of the GPC Group;

(B) to sell, transfer, convey or otherwise dispose of any material asset of any member of the GPC Group, except in the ordinary course of business;

(C) to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by GPC to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(D) to repurchase stock of GPC;

(E) to take or fail to take any action in a manner that management of GPC knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the GPC Group is a party; or

(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distributions) that could reasonably be expected to cause either of the Distributions to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly GPC stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) GPC shall not, and shall not permit any other member of the GPC Group to, take or fail to take any action that constitutes an GPC Disqualifying Action.

(ii) GPC shall not, and shall not permit any other member of the GPC Group to, take or fail to take any action that is inconsistent with the information and representations furnished by GPC to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(iii) GPC shall not, and shall not permit any other member of the GPC Group to, take or fail to take any action that management of GPC knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the GPC Group or the RGHL Group is a party;

(iv) For the one-year period following the Distribution Date, GPC shall not, and shall not permit (I) any other member of the GPC Group, (II) any officer or director of a member of the GPC Group, or (III) any person with the implicit or explicit permission of GPC or any person described in clauses (I) or (II), to enter into any discussions or other communications with any underwriter or investment bank relating to any secondary offering of shares of GPC.

(v) During the two-year period following the Distribution Date:

(A) GPC shall (I) continue, independently and with its separate employees, the active conduct of the GPC Business for purposes of Section 355(b)(2) of the Code and (II) not engage in any transaction that would result in it ceasing to be a company engaged in the GPC Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (I) and (II);

(B) GPC shall not repurchase stock of GPC in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by GPC to Tax Counsel in connection with the Tax Representation Letters;

(C) GPC shall not, and shall not agree to, merge, consolidate, amalgamate or otherwise participate in an acquisition transaction with any other Person (other than a merger in which GPC is the surviving entity and in connection with which no Equity Interest is issued by any Person);

(D) GPC shall not, and shall not permit any other member of the GPC Group to, or to agree to, sell or otherwise issue to any Person any Equity Interests of GPC or of any other member of the GPC Group (other than sales or issuances of Equity Interests of a member of the GPC Group (other than GPC) to another member of the GPC Group); provided, however, that (I) GPC may issue its common stock in a public offering as described under Section 7(c)(i) below, (II) GPC may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) and (III) GPC may issue Equity Interests not otherwise described in clauses (I) or (II) hereof to the extent such issuances do not exceed, in the aggregate, 1% of the GPC stock then outstanding;

(E) GPC shall not, and shall not permit any other member of the GPC Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of GPC, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of GPC, or (III) approve or otherwise permit any proposed business combination or any acquisition of GPC;

(F) GPC shall not, and shall not permit any other member of the GPC Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of GPC (including, without limitation, through the conversion of one class of Equity Interests of GPC into another class of Equity Interests of GPC).

(vi) GPC shall not take or fail to take, or permit any other member of the GPC Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax-Free Treatment.

(c) GPC Covenants Exceptions. Notwithstanding the provisions of Section 7(b), GPC and the other members of the GPC Group may:

(i) effect an issuance of shares of GPC common stock by GPC in one or more primary public offerings not to exceed, in the aggregate, 45% of the then-outstanding stock of GPC;

(ii) pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal tax purposes, and make mandatory or optional repayments or prepayments of indebtedness;

(iii) take any action required under the Transaction Documents; and

(iv) in the case of any other action that would reasonably be expected to be inconsistent with the covenants contained in Section 7(b), if either:

(A) GPC notifies RGHL of its proposal to take such action and GPC and RGHL obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax-Free Treatment; provided, that GPC agrees in writing to bear any expenses associated with obtaining such a ruling and; provided, further, that the GPC Group shall not be relieved of any liability under Section 8(a) of this Agreement by reason of seeking or having obtained such a ruling; or

(B) GPC notifies RGHL of its proposal to take such action and obtains an opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to RGHL in its sole discretion, (B) on which RGHL may rely and (C) to the effect that such action “should” not affect the Intended Tax-Free Treatment, unless GPC obtains the prior written consent of RGHL waiving the requirement that GPC obtain such tax opinion, such consent not to be unreasonably conditioned, delayed or withheld; provided, that the GPC Group shall not be relieved of any liability under Section 8(a) of this Agreement by reason of having obtained such an opinion or receiving such RGHL consent; and provided, further, that the parties agree that the incurrence or possible incurrence of any liability (current or contingent) arising as a result of such action, whether or not such liability is described in the preceding proviso, shall not (absent extraordinary circumstances) form a reasonable basis for RGHL to withhold such consent if GPC agrees to indemnify the RGHL Group in full against such liability.

Section 8. Indemnities.

(a) GPC Indemnity to RGHL Group. GPC will indemnify each member of the RGHL Group against, and hold them harmless, without duplication, from:

(i) any Taxes allocated to the GPC Group pursuant to Section 3;

(ii) any Taxes (including Distribution Taxes) attributable to a breach, after the Distribution Effective Time, by GPC or any other member of the GPC Group of any representation or covenant contained in this Agreement;

(iii) any Taxes (including Distribution Taxes) attributable to a GPC Disqualifying Action (including Distribution Taxes) resulting from any action for which the conditions set forth in Section 7(c)(iv) are satisfied; and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), (iii), or (iv) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) RGHL and RGHI Indemnities to GPC Group.

(i) Except in the case of any liabilities described in Section 8(a) or Section 8(b)(ii), RGHL will indemnify each member of the GPC Group against, and hold them harmless, without duplication, from:

(A) any Taxes allocated to the RGHL Group pursuant to Section 3; and

(B) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (A), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage;

(ii) Except in the case of any liabilities described in Section 8(a), RGHI will indemnify each member of the GPC Group against, and hold them harmless, without duplication, from:

(A) any Taxes allocated to the RGHI Group pursuant to Section 3; and

(B) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (A), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Discharge of Indemnity. RGHL, RGHI, GPC and the members of their respective Groups shall discharge their obligations under Section 8(a) or Section 8(b) hereof, respectively, by paying the relevant amount in accordance with Section 9, within five Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such five Business Days, at least two Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 8(a) or Section 8(b), as the case may be. Notwithstanding the foregoing, if any member of the GPC Group or any member of the RGHL Group disputes in good faith the fact or the amount of its obligation under Section 8(a) or Section 8(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 15 hereof; provided, however, that any amount not paid within five Business Days of demand therefor shall bear interest as provided in Section 9.

(d) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 8 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 8(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the taxable year such indemnification obligation arises, determined on a “with and without” basis.

Section 9. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty Business Days after the receipt of notice of such payment or, where no notice is required, thirty

Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.

(b) Payors and Payees. With respect to any payment required to be made under this Agreement, (i) if such payment is required to be made by a member of the GPC Group, such payment shall be made to RGHI (or a member of the RGHI Group designated, by written notice to GPC, by RGHI) and (ii) if such payment is required to be made by a member of the RGHL Group, RGHL shall have the right to designate, by written notice to GPC, which member of the RGHL Group will make such payment.

(c) Treatment of Payments. To the extent permitted by Applicable Law,

(i) any payment made by GPC or any member of the GPC Group to RGHI or any member of the RGHI Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHI in respect of a Post-Distribution Period) shall be treated by the parties hereto for all Tax purposes as a distribution by GPC to RGHI immediately prior to the First Distribution;

(ii) any payment made by RGHI or any member of the RGHI Group to GPC or any member of the GPC Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHI in respect of a Post-Distribution Period) or the Transaction Implementation Agreement shall be treated by the parties hereto for all Tax purposes as a capital contribution from RGHI to GPC immediately prior to the First Distribution;

(iii) any payment made by RGHL or any member of the RGHL Group (other than any member of the RGHI Group) to GPC or any member of the GPC Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHL in respect of a Post-Distribution Period) shall be treated by the parties hereto for all Tax purposes as a capital contribution by RGHL to GPC immediately prior to the Second Distribution; and

(iv) in the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 9(c) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 12 of this Agreement.

(d) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Transaction Implementation Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

Section 10. Actions by the Group. RGHL or GPC, as the case may be, shall cause each member of the RGHL Group or the GPC Group, respectively, to perform the obligations required under this Agreement.

Section 11. Communication and Cooperation.

(a) Consult and Cooperate. RGHL and GPC shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the GPC Group (or, in the case of any Tax Return of the RGHL Group, the portion of such return that relates to Taxes for which the GPC Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 12) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 12, RGHL and GPC shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. RGHL and GPC shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the GPC Group or any member of the RGHL Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the RGHL Group or GPC Group, respectively, shall be required to provide any member of the GPC Group or RGHL Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to GPC, the business or assets of any member of the GPC Group, or matters for which GPC or RGHL Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the RGHL Group or the GPC Group, respectively, be required to provide any member of the GPC Group or RGHL Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that RGHL or GPC, respectively, determines that the provision of any information to any member of the GPC Group or RGHL Group, respectively, could be commercially detrimental or violate any law or agreement to which RGHL or GPC, respectively, is bound, RGHL or GPC, respectively, shall not be required to comply with the foregoing terms of this Section 11(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to RGHL or GPC, to the extent such access to or copies of any information is provided to a Person other than a member of the RGHL Group or GPC Group (as applicable)).

Section 12. Audits and Contest.

(a) Notice. Each of RGHL or GPC shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the GPC Group or the RGHL Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure

(b) Control. In the case of any Tax Proceeding with respect to a Tax Return other than a Combined Tax Return, the Party having the liability for the Tax pursuant to Section 3 hereof shall have the sole responsibility and right to control the prosecution of such Tax Proceeding, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Proceeding. Notwithstanding anything in this Agreement to the contrary but subject to Section 12(d), RGHL shall have the right to control all matters relating to any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). RGHL shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of GPC under Section 8 hereof, (i) RGHL shall keep GPC informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, GPC shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) GPC Assumption of Control; Non-Distribution Taxes. If RGHL determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the GPC Group with respect to any Post-Distribution Period, RGHL, in its sole discretion, may permit GPC to elect to assume control over the disposition of such matter at GPC’s sole cost and expense; provided, however, that if GPC so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify each member of the RGHL Group for any increase in a liability and any reduction of a Tax asset of such member of the RGHL Group arising from such matter.

(d) GPC Participation; Distribution Taxes. RGHL shall have the right to control any Tax Proceeding relating to Distribution Taxes; provided, that RGHL shall keep GPC fully informed of all material developments and shall permit GPC (at its own cost and expense) a reasonable opportunity to participate in (but not to control) the defense of the matter.

Section 13. Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of GPC or any member of the GPC Group in any Pre-Distribution Period shall be the responsibility of RGHI and shall be assumed in full by RGHI.

Section 14. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between RGHI and GPC, this Agreement shall become effective upon the consummation of the First Distribution, and as between RGHL and GPC, this Agreement shall become effective upon the consummation of the Second Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 15. Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within 30 days. In the event that such dispute is not resolved, upon written notice by a party after such 30-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the disputing parties; provided, however, that, if such parties do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by RGHL, one member chosen by GPC, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 16. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 17. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Law.

Section 18. Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the GPC Group and the members of the RGHL Group to GPC and RGHL (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

Section 19. Governing Law. This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ John McGrath
Name:	John McGrath
Title:	Director

REYNOLDS GROUP HOLDINGS INC.

By:	/s/ C.J. Getz
Name:	C.J. Getz
Title:	Director and President

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Michael King
Name:	Michael King
Title:	Director and Chief Executive Officer

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]